Exhibit 5.1

[Pepper Hamilton LLP]
3000 Two Logan Square
Philadelphia, PA 19103

September 16, 2011

CubeSmart CubeSmart, L.P. 460 East Swedesford Road, Suite 3000 Wayne, PA 19087

Re:          Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to CubeSmart (formerly U-Store-It Trust), a Maryland real estate investment trust (the “Company”) and, in that capacity, have examined the Registration Statement on Form S-3 (File No. 333-176885) filed by the Company and CubeSmart, L.P, (formerly U-Store-It, L.P.), a Delaware limited partnership (the “Operating Partnership”) with the Securities and Exchange Commission (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”).  The Registration Statement covers, among other securities, common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), of the Company.  The Company, together with the Operating Partnership, entered into a Sales Agreement dated April 3, 2009 as amended by Amendment No. 1 to Sales Agreement dated January 26, 2011 and Amendment No. 2 to Sales Agreement dated September 16, 2011 (as so amended, the “Sales Agreement”) with Cantor Fitzgerald & Co., as sales agent (“CF&Co”), that provides for the offer and sale of up to 20,000,000 Common Shares, of which 11,774,000 remain to be offered and sold under the Sales Agreement (such Common Shares remaining to be offered and sold under the Sales Agreement being hereinafter referred to as the “Shares”).  For purposes of this opinion, all capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Sales Agreement.

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.             The Registration Statement, including the Prospectus dated September 16, 2011 (the “Prospectus”) and the Prospectus Supplement dated September 16, 2011 (the “Prospectus Supplement);

2.             The Declaration of Trust of the Company, as amended and supplemented through the date hereof (the “Declaration of Trust”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3.             The Bylaws of the Company, as amended through the date hereof;

4.             A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

5.             Resolutions adopted by the Board of Trustees of the Company, or a duly authorized committee thereof, relating to the offer and sale of the Shares (the “Resolutions”), certified by an officer of the Company as being complete, accurate and in effect;

6.             The Sales Agreement; and

7.             Such other documents, records, instruments, and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

a.             Each individual executing any of the Documents is legally competent to do so.

b.             Each individual executing any of the Documents on behalf of a party (other than the Company and the Operating Partnership) is duly authorized to do so.

c.             All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or conduct of the parties or otherwise.

d.             The Shares will not be issued or transferred in violation of any restriction contained in the Declaration of Trust or other organizational document of either the Company or the Operating Partnership.

e.             A sufficient number of authorized but unissued Common Shares will be available for issuance when the Shares are issued.

Subject to the foregoing, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary action on the part of the Company and, upon issuance, delivery and payment therefore in the manner contemplated by the Sales Agreement, the Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

No opinion is rendered as to matters not specifically referred to herein and under no circumstances are you to infer from anything stated or not stated herein any opinion with respect to which such reference is not made.

This opinion is being furnished to you for your submission to the Commission as an exhibit to a current report filed on Form 8-K (the “8-K”), to be filed by the Company and the Operating Partnership with the Securities and Exchange Commission on or about the date hereof. We hereby consent to the filing of this opinion as an exhibit to the 8-K and to the use of the name of our firm therein and under the section “Legal Matters” in the Registration Statement, Prospectus and Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ PEPPER HAMILTON LLP